Exhibit 5.1

July 19, 2019

CASI Pharmaceuticals, Inc.
9620 Medical Center Drive, Suite 300

Rockville, Maryland 20850

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3, File No. 333-222046 (the “Registration Statement”) filed by CASI Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the sale of shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), up to an aggregate offering amount of $30,000,000, pursuant to the Open Market Sale Agreement (the “Sales Agreement”), dated July 19, 2019 by and between the Company and Jefferies LLC. The Registration Statement was declared effective by the Commission on December 22, 2017. This opinion is furnished to you in connection with the Company’s filing with the Commission of a prospectus supplement, dated July 19, 2019 (the “Prospectus Supplement”). The Shares are to be offered and sold pursuant to and in the manner described in the Prospectus Supplement and the base prospectus dated December 22, 2017 included in the Registration Statement (together with the Prospectus Supplement, the “Prospectus”). The Sales Agreement is being filed as an exhibit to a Current Report on Form 8-K (the “Current Report”) and will be incorporated by reference into the Registration Statement.

We are acting as counsel for the Company in connection with the issue and sale by the Company of the Shares. As counsel to the Company, in rendering the opinions hereinafter expressed, we have examined and relied upon originals or copies of such corporate records, agreements, documents and instruments as we have deemed necessary or advisable for purposes of this opinion, including (i) the restated certificate of incorporation and amended and restated bylaws of the Company, (ii) the Registration Statement and the exhibits thereto filed with the Commission, (iii) the Prospectus, (iv) the Sales Agreement, (v) the written actions of the board of directors referenced above, and (vi) such other documents as we have deemed necessary for purposes of rendering the opinions hereinafter set forth. In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind), we have relied, with the Company’s permission, entirely upon written actions by the board of directors of the Company and certificates of certain officers of the Company and have assumed, without independent inquiry, the accuracy of those certificates and written actions by the board of directors of the Company.

Arnold & Porter Kaye Scholer LLP 601 Massachusetts Ave, NW | Washington, DC 20001-3743 | www.arnoldporter.com

CASI Pharmaceuticals, Inc.

July 19, 2019

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and, when the Shares are issued and paid for in accordance with the terms and conditions of the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein. In addition, this letter speaks only as of the date hereof, and we undertake no responsibility to update or supplement it after such date.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Current Report, which is incorporated by reference in the Registration Statement, and to the use of our name therein and in the Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Arnold & Porter Kaye Scholer LLP

Arnold & Porter Kaye Scholer LLP 601 Massachusetts Ave, NW | Washington, DC 20001-3743 | www.arnoldporter.com